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                                                                    EXHIBIT 11.1

             STATEMENT RE: COMPUTATION PRO FORMA NET LOSS PER SHARE

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------      -----------
Weighted average common shares outstanding......................     5,918,160          468,008
Effect of convertible preferred stock converted at date of
  issuance......................................................     3,333,455        6,490,254
Effect of common equivalent shares issued by the Company during the twelve month period immediately preceding the Company's initial public offering in June 1996, as if they were
  outstanding for all periods presented prior to June 30, 1996
  (using the treasury stock method).............................        47,323          190,331
                                                                  ------------      -----------
Shares used in computing pro forma net loss per share...........     9,298,938        7,148,593
                                                                  ============      ===========
Net loss........................................................  $(11,833,886)     $(6,413,192)
                                                                  ============      ===========
Pro forma net loss per share....................................  $      (1.27)     $     (0.90)
                                                                  ============      ===========